Exhibit 99.1

Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois  60062

Designated Filer:  Crestview Capital Master, LLC

Issuer & Ticker Symbol:  Chembio Diagnostics, Inc. (CEMI)

Date of Event Requiring Statement:  03/28/2007



Crestview Capital Partners, LLC

By:/s/ Daniel I. Warsh
   ------------------------------
Name: Daniel I. Warsh
Date: April 18, 2007